UNITED STATES

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Zevra Therapeutics, Inc.

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Zevra Therapeutics Files Definitive Proxy Statement and Mails Letter to Shareholders

Urges Shareholders to Vote "FOR" All Zevra Director Nominees on the WHITE Proxy Card

CELEBRATION, Fla., March 15, 2023 -- Zevra Therapeutics (NasdaqGS: ZVRA) (“Zevra” or the “Company” and formerly KemPharm, Inc.), a rare disease therapeutics company, today announced it has filed its definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2023 Annual Meeting of Stockholders (“Annual Meeting”), which is scheduled to take place on April 25, 2023. Shareholders of record as of March 1, 2023, will be entitled to vote at the meeting.

In conjunction with the definitive proxy filing, the Company has mailed a letter to Zevra shareholders recommending they vote "FOR" the Company's three highly qualified directors up for re-election on the WHITE proxy card — Richard W. Pascoe, David S. Tierney, M.D., and Christopher A. Posner. The full letter has been filed with the SEC and can be found on the investor section of the Company's website at https://investors.zevra.com.

“We believe Zevra is a stronger company today, with the right leadership and strategy in place for growth and value creation,” said Matthew R. Plooster, Chairman of the Zevra Board of Directors. “Many of the recent changes we’ve implemented in continuing to transform into a commercially focused rare disease therapeutics company are the direct result of shareholder feedback and their constructive input toward achieving our mutual goal of enhancing value. We listened, and with our new strategic purpose, we believe we are well positioned to execute on numerous value-creating milestone opportunities anticipated for 2023 and beyond.”

The three Zevra directors nominated for re-election collectively bring decades of biotech and pharmaceutical experience, both as senior executives and as members of public company boards. Their valuable experience across such areas as drug development, medical, finance, business development and commercialization are essential to support the Company’s continued execution of its growth strategy.

The Company reminds shareholders that their vote at the 2023 Annual Meeting is important following the nomination of three other candidates to the Board by one of Zevra’s shareholders, Daniel Mangless. As Zevra continues to make meaningful strategic progress, the Board believes Mr. Mangless’ campaign would be a return to Zevra’s past with no new ideas and more limited opportunities for growth. The Board also believes electing any of the Mangless nominees would diminish the overall quality of, and experience represented on, the Board.

Shareholders are urged to protect the value of their investment in Zevra by voting on the WHITE proxy card “FOR” the re-election of the Company’s Board nominees, Richard W. Pascoe, Dr. David S. Tierney and Christopher A. Posner.

Zevra has a strong financial foundation, with $102.9 million in cash, cash equivalents and investments as of December 31, 2022, along with a growing revenue stream from AZSTARYS® royalties and anticipated milestone payments, and ongoing revenue from the arimoclomol Early Access Program in France. The Company’s current operating forecast projects cash runway to extend into 2026, positioning Zevra to build a fully integrated commercial company. Zevra also expects to advance arimoclomol, its NDA-stage investigational product candidate for Niemann-Pick disease type C (“NPC”), and KP1077, its lead clinical candidate for treatment for idiopathic hypersomnia (IH), toward key regulatory and data events later in 2023.

Zevra shareholders who need assistance in completing the WHITE proxy card or have questions regarding the Zevra Annual Meeting may contact the Company’s proxy solicitor:

If you have any questions about how to vote your shares, or need additional assistance, please contact: ZVRA@info.morrowsodali.com (203) 658-9400 or Toll-Free (800) 662-5200

About Zevra

Zevra Therapeutics is a rare disease company melding science, data, and patient need to create transformational therapies for diseases with limited or no treatment options. With unique, data-driven clinical, regulatory, and commercialization strategies, the Company is overcoming complex drug development challenges to bring much-needed therapies to patients.

Arimoclomol, Zevra’s orally-delivered, first-in-class investigational product candidate for the treatment of Neimann-Pick disease type C (“NPC”), has been granted orphan drug designation, Fast Track designation and rare pediatric disease designation for the treatment of NPC by the U.S. Food and Drug Administration (“FDA”), and orphan medicinal product designation for the treatment of NPC by the European Medicines Agency (“EMA”).

KP1077 is Zevra’s lead clinical candidate being developed to treat idiopathic hypersomnia (“IH”) and narcolepsy. KP1077 is comprised solely of serdexmethylphenidate (“SDX”), Zevra’s proprietary prodrug of d-methylphenidate (“d-MPH”).  The FDA has granted KP1077 orphan drug designation for the treatment of IH, and the U.S. Drug Enforcement Agency (“DEA”) has classified SDX as a Schedule IV controlled substance based on evidence suggesting SDX has a lower potential for abuse when compared to d-MPH, a Schedule II controlled substance.

Early access programs are made available by Zevra Therapeutics, Inc. and its affiliates and are subject to the Company's Early Access Program (“EAP”) policy as published on its website at zevra.com.  Participation in these programs is subject to the laws and regulations of each jurisdiction under which each respective program is operated.  Eligibility for participation in any such program is at the treating physician's discretion.

Caution Concerning Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and which can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue," "could," "intend," "target," "predict," or the negative versions of those words or other comparable words or expressions, although not all forward-looking statements contain these identifying words or expressions. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements include without limitation statements regarding: our annual meeting of stockholders to be held in 2023 and election of nominees to our board of directors; our ability to execute on value-creating milestone opportunities in 2023 and beyond; anticipated revenue and milestone payments from AZSTARYS; ongoing revenue from the arimoclomol early access program; our ability to advance arimoclomol and KP1077 toward key regulatory and data events in 2023; the sufficiency of our cash, cash equivalents and investments to fund our operating activities for any specific period of time; and our strategic and product development objectives, including our growth strategy and becoming a commercially focused rare disease therapeutics company. These forward-looking statements are based on information currently available to Zevra and its current plans or expectations. They are subject to several known and unknown uncertainties, risks, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These and other important factors are described in detail in the "Risk Factors" section of Zevra’s (formerly KemPharm) Annual Report on Form 10-K for the year ended December 31, 2022, and Zevra’s (formerly KemPharm) other filings with the Securities and Exchange Commission. While we may elect to update such forward-looking statements at some point in the future, except as required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure that such expectations will prove correct.  These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Additional Information and Where to Find It

Zevra has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Zevra’s 2023 Annual Meeting of Stockholders. This communication is not a substitute for any proxy statement or other document that Zevra may file with the SEC in connection with any solicitation by Zevra.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY ZEVRA AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Zevra free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Zevra are also available free of charge by accessing Zevra’s website at www.zevra.com.

Participants in the Solicitation

This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Zevra, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Zevra. Information about Zevra’s executive officers and directors is available in Zevra’s definitive proxy statement for the 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 15, 2023. The definitive proxy statement is available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Zevra are also available free of charge by accessing Zevra’s website at www.zevra.com.

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Contacts

Nichol Ochsner

+1 (732) 754-2545

nochsner@zevra.com

Jennifer Arcure

+1 (917) 603-0681

Jennifer.arcure@evokegroup.com

Michael Freitag / Tim Lynch / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

+1 (212) 355-4449